     As filed with the Securities and Exchange Commission on June 22, 1999

                                                      Registration No. 333-79591

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         AMERISOURCE HEALTH CORPORATION
             (Exact name of Registrant as specified in its charter)

         Delaware                     5122                   23-2546940
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)

                                ---------------

                           300 Chester Field Parkway
                          Malvern, Pennsylvania 19355
                                 (610) 296-4480
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                            WILLIAM D. SPRAGUE, ESQ.
                         AmeriSource Health Corporation
                           300 Chester Field Parkway
                          Malvern, Pennsylvania 19355
                                 (610) 296-4480
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                With Copies to:

       CRAIG L. GODSHALL, ESQ.                     JAMES M. ASH, ESQ.
        Dechert Price & Rhoads             Blackwell Sanders Peper Martin LLP
       4000 Bell Atlantic Tower                  2300 Main, Suite 1000
           1717 Arch Street                   Kansas City, Missouri 64108
   Philadelphia, Pennsylvania 19103                  (816) 983-8000
            (215) 994-4000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after all conditions to the merger of Hawk Acquisition Corp. with and into C.D. Smith Healthcare, Inc. have been satisfied or waived.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-79591

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number                                Description
 -------                               -----------
  2      Amended and Restated Agreement and Plan of Reorganization by and among
         AmeriSource Health Corporation, Hawk Acquisition Corp., C.D. Smith
         Healthcare, Inc. and a Person to be Designated Escrow Agent, dated as of April 28, 1999, as amended and restated as of May 27, 1999
         (included as Annex A to the prospectus filed in Part I of this
         Registration Statement).

  3.1*   Restated Certificate of Incorporation of the Company, as amended.

  3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, Amendment No. 1 (SEC
         File No. 33-44244).

  4.1    Receivables Purchase Agreement, dated as of December 13, 1994 between
         AmeriSource, as Seller and AmeriSource Receivables Corporation, as
         Purchaser (incorporated by reference to Exhibit 4.11 to Registrant's
         Annual Report on Form 10-K for the fiscal year ended September 30,
         1994).

  4.2 AmeriSource Receivables Master Trust Pooling and Servicing Agreement, dated as of December 13, 1994 among AmeriSource Receivables
         Corporation, as transferor, AmeriSource, as the initial Servicer, and Manufacturers and Traders Trust Company, as Trustee (incorporated by reference to Exhibit 4.12 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

  4.3    Revolving Certificate Purchase Agreement, dated as of December 13,
         1994 among AmeriSource Receivables Corporation, AmeriSource, The
         Revolving Purchasers and Bankers Trust Company, as Agent and Revolving
         Purchaser (incorporated by reference to Exhibit 4.13 to Registrant's
         Annual Report on Form 10-K for the fiscal year ended September 30,
         1994).

  4.4 Series 1994-1 Supplement to Pooling and Servicing Agreement, dated as of December 13, 1994 among AmeriSource Receivables Corporation, as
         Transferor, AmeriSource, as Initial Servicer, and Manufacturers and
         Traders Trust Company, as Trustee (incorporated by reference to
         Exhibit 4.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

  4.5    Credit Agreement, dated as of January 8, 1997 among AmeriSource
         Corporation as Borrower, AmeriSource Health Corporation and Certain
         Subsidiaries and Affiliates, as Guarantors and Nations Bank, N.A. as
         Administrative Agent (incorporated by reference to Exhibit 4.14 to
         Registrant's Quarterly Report Form 10-Q for its fiscal quarter ended
         December 31, 1996).

  4.6    Amendment No. 1, dated as of February 26, 1997 to the January 1997
         Credit Agreement (incorporated by reference to Exhibit 4.15 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1997).


 Exhibit
 Number                                Description
 -------                               -----------
  4.7    Amendment to Pooling and Servicing Agreement and Receivables Purchase
         Agreement, dated as of March 5, 1997 among AmeriSource Receivables
         Corporation, AmeriSource Corporation, and Manufacturers and Traders
         Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.8    Certificate Purchase Agreement, dated as of April 11, 1997, among
         AmeriSource Corporation, AmeriSource Receivables Corporation, BT
         Securities Corporation, Bankers Trust International PLC, and Bankers
         Trust Australia Limited (incorporated by reference to Exhibit 4.2 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.9    Amendment to Pooling and Servicing Agreement and Receivables Purchase
         Agreement dated as of April 17, 1997 among AmeriSource Receivables
         Corporation, AmeriSource Corporation, and Manufacturers and Traders
         Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.10 Series 1997-1 Supplement to Pooling and Servicing Agreement dated as of April 17, 1997 among AmeriSource Receivables Corporation as
         Transferor, AmeriSource Corporation as initial Servicer and
         Manufacturers and Traders Trust Company as Trustee (incorporated by reference to Exhibit 4.4 to Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.11   Amendment No. 3, dated October 1997, to the January 1997 Credit
         Agreement (incorporated by reference to Exhibit 4.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1998).

  4.12   Amendment No. 4, dated November 1998, to the January 1997 Credit
         Agreement (incorporated by reference to Exhibit 4.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1998).

  4.13*  Receivables Purchase Agreement among AmeriSource Receivables Financial
         Corporation, as Seller, AmeriSource Corporation, as Guarantor,
         Delaware Funding Corporation, as Buyer, and Morgan Guaranty Trust
         Company of New York, as Administrative Agent, dated as of May 14,
         1999.

  4.14*  Purchase Agreement between Amerisource Corporation, as Seller, and
         AmeriSource Receivable Financial Corporation, as Payer, dated as of
         May 14, 1999.

  5*     Opinion of Dechert Price & Rhoads.

  8.1*   Opinion of Dechert Price & Rhoads.

  8.2*   Opinion of Blackwell Sanders Peper Martin LLP.

 10.1    AmeriSource Master Pension Plan (incorporated by reference to Exhibit
         10.9 to the Registration Statement on Form S-1, Registration No. 33-
         27835, filed March 29, 1989).

 10.2 AmeriSource 1988 Supplemental Retirement Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1,
         Registration No. 33-27835, filed March 29, 1989).


 Exhibit
 Number                                Description
 -------                               -----------
 10.3    Form of Take-Along and Registration Rights Agreement between
         Registrant and Citicorp Venture Capital Ltd. (incorporated by reference to Exhibit 4.19 to Amendment No. 2, filed September 7, 1989, to the Registration Statement on Form S-1, Registration No. 33-27835).

 10.4 Agreement, dated October 14, 1994, among certain manufacturers and wholesalers of prescription products, including AmeriSource
         (incorporated by reference to Exhibit 10.13 to Registrant's Annual
         Report on Form 10-K for the fiscal year ended September 30, 1994).

 10.5    Registrant's 1995 Stock Option Plan (incorporated by reference to
         Exhibit 10.16 to Amendment No. 2 to the Registrant's Registration
         Statement on Form S-2 dated April 3, 1995, Registration No. 33-57513).

 10.6 Registrant's Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registrant's
         Registration Statement on Form S-2 dated April 3, 1995, Registration
         No. 33-57513).

 10.7    Registration Rights Agreement dated as of March 30, 1995 among
         Registrant and 399 Venture Partners, Inc. (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant's Registration
         Statement on Form S-2 dated April 3, 1995, Registration No. 33-57513).

 10.8    Employment Agreement, dated September 4, 1997, between AmeriSource and
         R. David Yost (incorporated by reference to Exhibit 10.12 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1997).

 10.9    Employment Agreement, dated September 4, 1997, between AmeriSource and
         David M. Flowers (incorporated by reference to Exhibit 10.13 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1997).

 10.10   Employment Agreement, dated September 4, 1997, between AmeriSource and
         Kurt J. Hilzinger (incorporated by reference to Exhibit 10.14 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1997).

 10.11 AmeriSource Health Corporation 1996 Stock Option Plan (incorporated by reference to Appendix C to Registrant's Proxy Statement dated January
         15, 1997 for the Annual Meeting of Stockholders held on February
         11,1997).

 10.12   AmeriSource Health Corporation 1996 Non-Employee Directors Stock
         Option Plan (incorporated by reference to Appendix D to Registrant's
         Proxy Statement dated January 15, 1997 for the Annual Meeting of
         Stockholders held on February 11, 1997).

 10.13   1996 Amendment to the AmeriSource Health Corporation 1995 Stock Option
         Plan (incorporated by reference to Appendix A to Registrant's Proxy
         Statement dated January 15, 1997 for the Annual Meeting of
         Stockholders held on February 11, 1997).

 10.14   Consulting Agreement, dated October 31, 1997, between AmeriSource
         Corporation and John F. McNamara (incorporated by reference to Exhibit
         10.18 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997).

 10.15*  Form of Voting/Support Agreement among AmeriSource Health Corporation,
         Hawk Acquisition Corp. and certain executives of C.D. Smith.

 10.16*  Form of Voting/Support Agreement among AmeriSource Health Corporation,
         Hawk Acquisition Corp. and Churchill ESOP Capital Partners.


 Exhibit
 Number                                Description
 -------                               -----------
 10.17*  C.D. Smith Healthcare, Inc. Employee Stock Ownership Plan, dated
         January 1, 1987, as restated on December 10, 1991.

 10.18*  Amendment, dated October 1, 1992 to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.19*  Amendment, dated December 2, 1994, to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.20*  Amendment, dated October 1, 1996, to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.21*   Amendment, dated January 1, 1998, to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.22   AmeriSource Health Corporation 1999 Non-Employee Directors Stock
         Option Plan (incorporated by reference to Appendix C to Registrant's
         Proxy Statement dated February 5, 1999 for the Annual Meeting of
         Stockholders held on March 3, 1999).
 10.23 AmeriSource Health Corporation 1999 Stock Option Plan (incorporated by reference to Appendix B to Registrant's Proxy Statement dated February
         5, 1999 for the Annual Meeting of Stockholders held on March 3, 1999).
 21      Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21 of Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998).

 23.1*   Consent of Ernst & Young LLP.

 23.2*   Consent of Ernst & Young LLP.

 23.3    Consent of Dechert Price & Rhoads (included in Exhibit 5).

 23.4    Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit
         8.2).

 24*     Power of Attorney.

 99.1*   C.D. Smith proxy card.

 99.2*   C.D. Smith ESOP direction form.
 99.3*   Consent of BT Alex. Brown Incorporated.

 99.4    Letter to shareholders of C.D. Smith Healthcare, Inc.

--------
   * Previously filed

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania on June 22, 1999.

                                          Amerisource Health Corporation

                                                    /s/ R. David Yost
                                          By: _________________________________
                                                       R. David Yost
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          /s/ R. David Yost            President and Chief           June 22, 1999
______________________________________  Executive Officer and
            R. David Yost               Director (principal
                                        executive officer)

                  *                    Chairman of the Board         June 22, 1999
______________________________________
         Lawrence C. Karlson

                  *                    Director                      June 22, 1999
______________________________________
          Bruce C. Bruckmann

                  *                    Director                      June 22, 1999
______________________________________
          Michael A. Delaney

                  *                    Director                      June 22, 1999
______________________________________
           Richard C. Gozon

                  *                    Director                      June 22, 1999
______________________________________
        Edward E. Hagenlocker

                  *                    Director                      June 22, 1999
______________________________________
            George Strong

                  *                    Director                      June 22, 1999
______________________________________
            James A. Urry

                  *                    Director                      June 22, 1999
______________________________________
          Barton J. Winokur

      /s/ George L. James, III         Vice President and Chief      June 22, 1999
______________________________________  Financial Officer
         George L. James, III           (principal financial
                                        officer)

       /s/ Michael D. DiCandilo        Vice President and            June 22, 1999
 _____________________________________  Controller (principal
         Michael D. DiCandilo           accounting officer)


      /s/ R. David Yost
* By:____________________________
          R. David Yost
        Attorney-in-Fact